Modern Technology Corp signs Letter of Intent to acquire Boveran, world's most accurate cancer detection technology, designed by Dr. David Rasnick and Dr. Peter Duesberg

OXFORD, MS: Modern Technology Corp (OTCBB: MODC) a diversified technology development and acquisition company announced today it has signed a Letter of Intent to acquire 100% of the assets and intellectual and technology rights to the Boveran iCyte cancer detection system. Insight Medical Group will be the operational arm that will bring the technology to a multi-billion dollar international market for cancer diagnostics.

The Boveran cancer detection system, iCyte, is the only system in the world that detects the single trait common to all forms of cancer and a trait not found in any healthy cell. This technology rapidly and accurately identifies cancer at any stage in its development and also identifies healthy cancer-free cells in the same test. The iCyte system is unique in the world and can be applied to any form of cell sample suspected of cancer and return a reliable test result within minutes. The iCyte system completely eliminates heretofore unreliable, subjective, and error-prone pathology diagnosis of cancer and delivers an automated and completely objective measurement of the presence or absence of cancer with the highest accuracy rate of any diagnostic technology in the world.

This technology provides the most objective, reliable and rapid method of accurate detection of the cellular characteristic common to all types of cancers. This detection method is especially important for the reliable and early detection of breast, cervical, and prostate cancers. The reliable elimination of false-positives and false-negatives can be achieved only through the technology found in the iCyte system. The high rate of error and unreliable testing protocols has been the bane of the cancer diagnostic industry throughout its entire history. The capabilities of iCyte eliminates these challenges entirely.

The technology behind the iCyte system was developed from the research of Dr. David Rasnick and Dr. Peter Duesberg. Their research has yielded the single most promising and coherent theory of cancer and its evolution and characteristics. From the foundation of solid science, the iCyte cancer detection technology was created.

The system has undergone pre-clinical testing and has proven itself to function as expected and deliver accurate and rapid results. The iCyte system's cellular scanning technology can deliver information that can be used to immediately determine the presence or absence of cancer without the common error rate of 50%. The iCyte system can eliminate false-positives and more importantly, eliminate false negatives.

The market space for this technology is massive and competition-free using iCyte's approach. No other system in the world measures the cellular characteristic targeted by iCyte. The company believes the iCyte system will quickly become the de facto gold standard for all cellular diagnostics for determining the presence or absence of cancer. iCyte can be applied to all forms of cancer. No other cancer diagnostic system in the world can be applied to more than a few targeted types of cancer and even then not as reliably as they do not use the technique found in iCyte. iCyte works for all types of cancers and delivers the highest accuracy rate of any technique in existence. iCyte is unique in the world in its approach and measurement of the common denominator that all cancers share.

Anthony Welch, Chairman said: "This acquisition is the single most important moment for the company and the finest moment in my professional career. The technology and the people involved behind it are all world-class. We are entering a multi-billion dollar market space with a completely unique and proven technology that has no rival or peer. We will release frequent updates on Insight Medical Group's operational progress, revenue expectations, and international expansion for this system. The company will rapidly appear in the international spotlight for a variety of reasons. We will have the world's expectations set high for us and we intend to fulfill that obligation with absolute professionalism, performance, and solid science. All of our recent corporate changes have been made to better align the company to supporting this new effort and the outstanding individuals behind it."

About Dr. David Rasnick and Dr. Peter Duesberg

Dr. David Rasnick, with 25 years experience, holding 9 patents, worked in the pharmaceutical/biotech industry on cancer, emphysema, arthritis, and parasitic diseases. A critical turning point was in 1996, when Dr. Rasnick joined Professor Peter Duesberg at University of California at Berkeley. This union began a new and exciting understanding of cancer, creating a paradigm shift and resolving the inherent problems faced by the current school of thought. In less than 3 years, Rasnick and Duesberg established Boveran, Inc., which provides a unique and completely accurate method of detecting all forms of cancer and pre-cancerous conditions. In 2003, Scientific American explained Rasnick and Duesberg's new understanding of cancer in a major article, placing their discoveries in the context of 100 years of cancer research. A recent internet search revealed nearly a thousand citations of Rasnick and Duesberg's work.

Dr. Rasnick is former President of the International Coalition for Medical Justice. He is also former president of Rethinking AIDS: The Group for the Scientific Reappraisal of the HIV Hypothesis. South African President Thabo Mbeki recruited Dr. Rasnick to be a member of the Presidential AIDS Advisory Panel on which he currently resides.

Peter H. Duesberg, Ph.D. is a professor of Molecular and Cell Biology at the University of California, Berkeley. He isolated the first cancer gene through his work on retroviruses in 1970, and mapped the genetic structure of these viruses. This, and his subsequent work in the same field, resulted in his election to the National Academy of Sciences in 1986. He was also the recipient of a seven-year Outstanding Investigator Grant from the National Institute of Health.

In 1987 he argued HIV is not the cause of AIDS and has published several scientific papers on this topic including the now famous book "Inventing the AIDS Virus". South African President Thabo Mbeki recruited Dr. Duesberg to be a member of the Presidential AIDS Advisory Panel on which he currently resides.

Duesberg and his work in cancer research were recently mentioned in an article found in Newsweek. Found here: http://www.msnbc.msn.com/id/14757547/site/newsweek/

About Insight Medical Group

Insight Medical Group is a specialized biosciences development company whose mission is to bring world changing medical technology and research to market in the areas of cancer and AIDS.

About Modern Technology Corp

Modern Technology Corp, a diversified technology development and acquisition company, builds revenues through continuous growth, strategic acquisitions, and commercialization of nascent technology. MODC improves operating efficiencies through the elimination of cost redundancies and realized synergy between subsidiaries.

Web Address: http://www.moderntechnologycorp.com

Safe-Harbor Statement

This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Company Contact:

Anthony Welch

1.601.213.3629